Exhibit 99.1

Caterpillar Financial Services Corporation
2Q 2024 Earnings Release
August 6, 2024

FOR IMMEDIATE RELEASE

Cat Financial Announces Second-Quarter 2024 Results
Cat Financial reported second-quarter 2024 revenues of $865 million, an increase of $72 million, or 9%, compared with $793 million in the second quarter of 2023. The increase in revenues was primarily due to a $50 million favorable impact from higher average financing rates and a $32 million favorable impact from higher average earning assets. Second-quarter 2024 loss was $65 million, a decrease of $215 million, or 143%, compared with $150 million profit in the second quarter of 2023.
Second-quarter 2024 loss before income taxes was $18 million, mainly driven by a $210 million loss on divestiture of a non-U.S. entity. Excluding the loss on divestiture, second-quarter 2024 profit before income taxes was $192 million, a decrease of $13 million, or 6%, compared with $205 million profit in the second quarter of 2023. The decrease was primarily due to $27 million in higher provision for credit losses, partially offset by $16 million due to the absence of prior year unfavorable currency impacts.
The provision for income taxes for the second quarter of 2024 was $47 million on $18 million loss before income taxes compared with $52 million on $205 million profit before income taxes for the second quarter of 2023. The effective tax rate for the second quarter of 2024 was negatively impacted by the loss on divestiture of a non-U.S. entity with no related tax benefit.
During the second quarter of 2024, retail new business volume was $3.41 billion, an increase of $260 million, or 8%, compared with $3.15 billion in the second quarter of 2023. The increase was primarily driven by higher volume in North America.
At the end of the second quarter of 2024, past dues were 1.74%, compared with 2.15% at the end of the second quarter of 2023. Write-offs, net of recoveries, were $18 million for the second quarter of 2024, compared with $8 million for the second quarter of 2023. As of June 30, 2024, the allowance for credit losses totaled $254 million, or 0.89% of finance receivables, compared with $281 million, or 1.01% of finance receivables at March 31, 2024. The allowance for credit losses at year-end 2023 was $331 million, or 1.18% of finance receivables.

"Our business activity remains strong, and our global portfolio continues to perform well,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. "The Cat Financial team continues to focus on execution of our strategy and supporting Caterpillar customers and dealers with financial services solutions.”
About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

SECOND-QUARTER 2024 VS. SECOND-QUARTER 2023
(ENDED JUNE 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2024	2023	CHANGE
Revenues	$865	$793	9%
Profit (Loss) Before Income Taxes	$(18)	$205	(109)%
Profit (Loss) (excluding profit attributable to noncontrolling interests)	$(65)	$150	(143)%
Retail New Business Volume	$3,412	$3,152	8%
Total Assets at June 30 and December 31, respectively	$33,506	$33,112	1%

SIX MONTHS 2024 VS. SIX MONTHS 2023
(ENDED JUNE 30)
(Millions of dollars)

	2024	2023	CHANGE
Revenues	$1,718	$1,561	10%
Profit (Loss) Before Income Taxes	$211	$409	(48)%
Profit (Loss) (excluding profit attributable to noncontrolling interests)	$104	$299	(65)%
Retail New Business Volume	$6,154	$5,616	10%

FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers ; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.